Exhibit (h)(1)(viii)

EIGHTH AMENDMENT AGREEMENT

Amending the terms of a Fund Administration and Accounting Agreement

This Eighth Amendment Agreement, made as of April 29, 2020, is made by and between Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust, and the Bank of New York Mellon, a New York banking organization (“BNY”).

WITNESSETH:

The Trust (acting on behalf of certain series of the Trust) and BNY entered into a fund administration and accounting agreement on September 29, 2000, as amended (the “Administration Agreement”). Pursuant to the Administration Agreement, sixteen series of the Trust appointed BNY as fund administrator and accountant.

In accordance with Section 10 of the Administration Agreement, the parties now wish to amend the Administration Agreement to allow a new series of the Trust to appoint BNY as fund administrator and accountant.

By executing this Eighth Amendment Agreement, the parties agree to be bound by the terms of the Administration Agreement as herein amended, as if the new series of the Trust was a party to the Administration Agreement, with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Administration Agreement as follows:

1.             Amendment to Exhibit

1.1.      Exhibit A is deleted in its entirety and replaced with the Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

BAILLIE GIFFORD FUNDS, in its own capacity and on behalf of each of Baillie Gifford Asia Ex Japan Fund, Baillie Gifford China A Shares Fund, Baillie Gifford Developed EAFE All Cap Fund, Baillie Gifford EAFE Plus All Cap Fund, Baillie Gifford Emerging Markets Equities Fund, Baillie Gifford Global Alpha Equities Fund, Baillie Gifford Global Stewardship Equities Fund, Baillie Gifford International All Cap Fund, Baillie Gifford International Alpha Fund, Baillie Gifford International Concentrated Growth Equities Fund, Baillie Gifford International Growth Fund, Baillie Gifford International Smaller Companies Fund, Baillie Gifford Japan Growth Fund, Baillie Gifford Long Term Global Growth Fund, Baillie Gifford Multi Asset Fund, Baillie Gifford Positive Change Equities Fund and Baillie Gifford U.S. Equity Growth Fund.

/s/ Julie Paul
Name: Julie Paul
Authority: Vice President, Baillie Gifford Funds

THE BANK OF NEW YORK MELLON	/s/ Robert Jordan
Name: Robert Jordan
Authority: Director

Exhibit A

1.             Baillie Gifford Asia Ex Japan Fund

2.             Baillie Gifford China A Shares Fund

3.             Baillie Gifford Developed EAFE All Cap Fund

4.             Baillie Gifford EAFE Plus All Cap Fund

5.             Baillie Gifford Emerging Markets Equities Fund

6.             Baillie Gifford Global Alpha Equities Fund

7.             Baillie Gifford Global Stewardship Equities Fund

8.             Baillie Gifford International All Cap Fund

9.             Baillie Gifford International Alpha Fund

10.      Baillie Gifford International Concentrated Growth Equities Fund

11.      Baillie Gifford International Growth Fund

12.      Baillie Gifford International Smaller Companies Fund

13.      Baillie Gifford Japan Growth Fund

14.      Baillie Gifford Long Term Global Growth Fund

15.      Baillie Gifford Multi Asset Fund

16.      Baillie Gifford Positive Change Equities Fund

17.      Baillie Gifford U.S. Equity Growth Fund